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                                                               EXHIBIT 99.(b)(4)

                  ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.
                                 7 Kripes Road
                        East Granby, Connecticut  06026





                                October 1, 1998


DLJ Merchant Banking Partners II, L.P.
   c/o DLJ Merchant Banking Partners II, Inc.
       277 Park Ave.
       New York, NY 10172



                                LETTER OF INTENT

Ladies and Gentlemen:

         Environmental Systems Products Holdings Inc. ("ESPH") and
Environmental Systems Products, Inc. ("ESP") are proposing that DLJ Merchant Banking Partners II, L.P. ("DLJMB") and one or more of its affiliates (collectively, the "Buyers") make an investment (the "Investment") in securities of a newly-formed holding company to be named ("Holdco") which will own 100% of ESPH in the manner set forth below and pursuant to the terms set forth on the term sheet (the "Term Sheet") attached hereto as Annex A. Holdco will be majority-owned by Alchemy Partners (Guernsey) Limited ("Alchemy") and its affiliates. Unless otherwise defined therein, any capitalized terms used but not defined in the attached Annexes shall have the meaning set forth herein.

         1.  General Terms.

         DLJMB hereby agrees to make an Investment consisting of the purchase by the Buyers of Senior Discount Notes (the "Notes") issued by Holdco in a face amount sufficient to provide Holdco with $100,000,000 in gross proceeds on terms and subject to conditions that are substantially as set forth on the Term Sheet. As a
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DLJ Merchant Banking Partners II, L.P.                         October 1, 1998





condition to the Buyers' purchase of the Notes, (i) Holdco, Alchemy, other Holdco stockholders and the Buyers will enter into an Investors Agreement (the "Investors Agreement") on terms and subject to conditions that are substantially as set forth on the Term Sheet and (ii) Holdco will issue non-voting series B common stock (the "Series B Common Stock") convertible into shares of Holdco series A common stock (the "Series A Common Stock") on terms and subject to conditions that are substantially as set forth on the Term Sheet.

         The parties contemplate that Holdco will use the proceeds from sale of the Notes to make a capital contribution to ESPH in order to finance, in part, the consummation of the transactions (the "Acquisition") contemplated by the Agreement and Plan of Merger dated as of August 12, 1998 between Envirotest Systems Corp. ("Envirotest"), Environmental Systems Products, Inc. ("ESP"), and Stone Rivet, Inc. (the "Acquisition Agreement"), including the refinancing of certain outstanding indebtedness of ESP and Envirotest. The parties expect to finance the remainder of the costs of the Acquisition through the following:
(a) an equity contribution in the amount of approximately $80 million from Alchemy and certain other of the shareholders of Holdco, (b) available cash of approximately $92.5 million at Envirotest, (c) the issuance of approximately $100 million of senior subordinated notes of ESPH (the "Senior Subordinated Notes"), and (d) borrowings of approximately $385 million under a new senior secured term credit facility (the "Term Loan Facility"), and up to $1.3 million under a new revolving credit facility (the "Revolving Loan Facility," and together with the Term Loan Facility, the "Credit Facilities") (collectively, the "Other Financing").

         2.  Certain Conditions.

         The consummation of the Investment is conditioned upon (i) the arrangement and consummation of the Other Financing (including the purchase by DLJMB or its affiliates of the Senior Subordinated Notes as contemplated in that certain Letter of Intent among the parties hereto dated as of even date herewith relating to the Senior Subordinated Notes) or such other alternative financing reasonably acceptable to the parties, (ii) the consummation of the Acquisition on the terms set forth in the Acquisition Agreement (as it may be amended by the parties thereto with the consent of the Buyers, which consent shall not be unreasonably withheld), (iii) the execution of definitive agreements (the "Definitive Agreements") relating to the Investment

                                       2
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DLJ Merchant Banking Partners II, L.P.                         October 1, 1998


containing customary representations, warranties, covenants and indemnities, which in the case of each of (i) and (iii) shall be on terms and conditions satisfactory to the Buyers, ESP and Alchemy and (iv) the receipt of all governmental consents and approvals necessary to consummate the Investment.

         3.  Access and Cooperation.

         Subject to Section 4 below, from the date of execution of this letter of intent until the closing of the Acquisition, the Investment and the other transactions contemplated hereby, the Buyers and their representatives will have full reasonable access to Holdco and its subsidiaries and affiliates and their respective officers, employees, counsel, auditors, books and records and full reasonable opportunity to investigate their titles to property and the condition and nature of their assets, businesses and liabilities. The Buyers and their representatives shall (i) not disclose to any third party any confidential, non-public information (in whatever form) regarding Holdco and its subsidiaries and affiliates unless such disclosure is consented to by ESPH or required by applicable law or legal process, (ii) use such information for the sole purpose of making a determination as to whether to make the Investment and the Other Financing (iii) return any such information to ESPH in the event the Investment is not consummated for any reason.

         The parties to this letter shall cooperate and use commercially reasonable efforts with respect to all steps required to effect the transactions, including the negotiation of the Definitive Agreements, the making of all filings and the obtaining of all governmental and third party consents and approvals.

         4.  Publicity.

         Except as required by law, none of the Buyers or Holdco or their respective affiliates or representatives will publicly disclose the existence of this letter or make known any facts related to the proposed transactions without the prior consent of the other parties, except to its advisors, counsel or lenders. In addition, the Buyers and their respective affiliates and representatives shall not communicate the existence of this letter or make known any facts related to the proposed transactions to Envirotest or its officers, directors, employees, affiliates or representatives without the prior written consent of ESP and CSFB and any communications by the Buyers or their





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DLJ Merchant Banking Partners II, L.P.                         October 1, 1998


respective affiliates and representatives with Envirotest or its officers, directors, employees, affiliates or representatives (pursuant to Section 3 above or otherwise) shall be arranged by ESP and CSFB.

         5.  Termination.

         This letter of intent shall expire at 5:00 p.m. on October 1, 1998 unless signed by all of the parties hereto prior to such time and shall if so signed expire at 5:00 p.m. on October 9, 1998 unless the Definitive Agreements shall have been executed and delivered prior to such time.

         6.  Placement Agent.

         CSFB is acting as the placement agent for Holdco with respect to the Investment and any other sale of the Notes for which it will receive a placement fee in accordance with CSFB's agreement with ESPH and Holdco. ESPH and Holdco reserve the right to sell a portion of the Notes to other third-party investors designated by CSFB, subject to the consent of DLJMB. If any such Notes are sold to any other third-party investor, the obligations of DLJMB to purchase the Notes hereunder shall be reduced by an amount equal to any such other sale; provided that, for purposes of this letter, the term Buyers shall mean only DLJMB and one or more of its affiliates.

         7.  Fees, Costs and Expenses.

             (a) Each party hereto shall bear its respective costs related to the proposed transactions, including, without limitation, the fees and expenses of its respective lawyers, accountants and financial advisors; provided that Holdco and ESP shall bear the reasonable out-of-pocket expenses of the Buyers, including the reasonable fees and expenses of one counsel for the Buyers unless (i) the Buyers shall have failed to pursue the Investment contemplated hereby in good faith or (ii) this letter of intent is terminated in accordance with its terms prior to the execution and delivery of the Definitive Agreements, or any of the Definitive Agreements is terminated prior to the consummation of the transactions contemplated thereby, in each case, as a





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DLJ Merchant Banking Partners II, L.P.                         October 1, 1998


         result of the Buyers' breach of this letter of intent or of such Definitive Agreement, as the case may be.

             (b) Holdco shall pay to Donaldson, Lufkin & Jenrette Securities Corporation a placement fee of $2.0 million upon consummation of the Investment.

         8.  Effect.

         If the foregoing accurately summarizes our understanding with respect to the proposed transactions, please date and execute the duplicate original of this letter that is enclosed and return the same to the undersigned not later than 5:00 p.m. on October 1, 1998. This letter of intent shall reflect the respective rights and obligations of the parties and shall constitute the binding obligations of the parties hereto until the earlier of the execution and delivery of Definitive Agreements relating to the Investment and the termination of this letter of intent in accordance with its terms. Upon termination of this letter of intent in accordance with its terms, all of the respective rights and obligations of the parties hereunder shall terminate (except for the second sentence of paragraph 3 and paragraphs 4 and 7 which shall survive indefinitely).





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DLJ Merchant Banking Partners II, L.P.                         October 1, 1998




                                    Very truly yours,

                                    ENVIRONMENTAL SYSTEMS PRODUCTS HOLDINGS INC.



                                    By:/s/ DAVID J. LANGEVIN
                                       ----------------------------------------
                                         Name:  David J. Langevin
                                         Title: Executive Vice President,
                                                Finance and Administration

                                    ENVIRONMENTAL SYSTEMS
                                    PRODUCTS, INC.



                                    By:/s/ DAVID J. LANGEVIN
                                       ----------------------------------------
                                          Name:  David J. Langevin
                                          Title: Executive Vice President and
                                                 Chief Financial Officer

Accepted:  October 1, 1998

DLJ MERCHANT BANKING PARTNERS II, L.P.
By:  DLJ Merchant Banking Partners II, Inc.,
     Its General Partner

By:/s/ THOMPSON DEAN
   --------------------------------------------
Name:  Thompson Dean
Title: Managing Director





                                       6
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                            HOLDING COMPANY OF ESPH
                             SENIOR DISCOUNT NOTES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS


------------------------------------------------------------------------------
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Issuer:                 Holding Company (the "Issuer") of Environmental Systems
                        Products Holdings Inc. ("ESPH").

Buyers: DLJ Merchant Banking Partners II, L.P. ("DLJMB") and one or more of its affiliates (provided that the Issuer may sell a portion of the Notes to other third parties with the consent of DLJMB).

Security:               Senior Discount Notes (the "Notes").

Amount: $100.0 million (gross proceeds); $__ million face amount.

Term:                   11 years (2009).

Interest:               15% accretion per annum.  On June 30, 2004, cash
                        interest will be payable in an amount equal to at least
                        [TO COME] (which amount shall equal the excess of the total accrued and unpaid federal income tax "original issue discount" ("OID") on the Notes over one year's accrued OID on the Notes). Thereafter, accrued interest on the accreted principal amount of the Notes
                        (or, if higher, the Notes' "adjusted issue price" as determined for federal income tax purposes) will be payable in cash semi-annually in arrears at a rate of 15% per annum (or, if higher, the Notes' "yield to maturity" as determined for federal income tax purposes).

Use of Proceeds:        To finance a portion of the acquisition (the
                        "Acquisition") of Envirotest Systems Corp.
                        ("Envirotest") and refinance existing debt.

Call Features:          Callable for first twelve months at 115% of accreted
                        value, thereafter declining ratably on an annual basis to par at maturity.

Change of Control:      Standard investor put at 101% of accreted value.

Security:               None.

Sinking Fund:           None.

Guarantees:             None.

Series B Common
Stock: Detachable Series B Common Stock, convertible into Series A Common Stock of the Issuer representing 12.5% of the fully diluted Series A Common Stock. The Series B Common Stock will have customary tag-along, anti-dilution (including adjustments to the number of shares of Series A Common Stock into which the Series B Common

                            HOLDING COMPANY OF ESPH
                             SENIOR DISCOUNT NOTES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

                        Stock is convertible in the event of stock splits, stock dividends, mergers and rights offerings), pre-emptive and demand and piggy-back registration rights as set forth on Exhibit A.

Covenants:              The indenture governing the Notes will contain
                        customary representations, warranties, covenants, agreements, conditions and other provisions that are customary for comparable high yield securities including, but not limited to, limitation on indebtedness, limitation on restricted payments, limitation on asset sales, limitation on transactions with affiliates, limitation on restrictions on subsidiary distributions and standard default provisions. The Series B Common Stock shall be convertible into Series A Common Stock at any time at DLJMB's option.

Board Participation:    For so long as DLJMB owns at least 25% of its Initial
                        Ownership (defined as the number of shares of Series A
                        Common Stock/Series B Common Stock held by such person or group as of the date of the Investors Agreement) of the Series B Common Stock (and/or Series A Common
                        Stock), DLJMB will be entitled to nominate one person to serve as a member of the Issuer's Board of Directors
                        (the "Board"). Each committee of the Board will also include DLJMB's nominee.

Certain Conditions:     The proposed investment is subject to (i) the
                        arrangement and consummation of additional financing required to complete the Acquisition (including approximately $435 million in Senior Secured Bank
                        Facilities and $80 million in cash equity, in addition to approximately $90 million of available cash and the purchase by DLJMB or its affiliates of $100 million aggregate principal amount of Senior Subordinated Notes of ESPH or such other alternative financing reasonably acceptable to the parties); (ii) the consummation of the Acquisition on the terms set forth in the Acquisition Agreement (as it may be amended by the parties thereto, with the consent of the Buyers, which consent will not be unreasonably withheld); (iii) the execution of definitive agreements (the "Definitive
                        Agreements") relating to the investment in the Notes containing customary representations, warranties, covenants and indemnities, which in the case of each of
                        (i) and (iii) shall be on terms and conditions satisfactory to DLJMB, ESP and Alchemy and (iv) the receipt of all governmental consents and approvals necessary to consummate the Investment.

Representations and
Warranties:             Market standard.

Transfer The Buyers of the Notes may transfer any of the Notes, shares of Series A Common Stock Restrictions: and/or Series B Common Stock subject to applicable securities laws.

Fees, Costs and         Each party hereto shall bear its respective costs
                        related to any investment in the Notes,

                            HOLDING COMPANY OF ESPH
                             SENIOR DISCOUNT NOTES
                   SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Expenses:               including, without limitation, the fees and expenses of
                        its respective lawyers, accountants and financial advisors and out-of-pocket expenses; provided that the Issuer shall bear the reasonable out-of-pocket expenses of DLJMB (including the reasonable fees and expenses of one counsel for DLJMB) unless (i) DLJMB shall have failed to pursue the investment contemplated hereby in good faith or (ii) the letter of intent related to this term sheet is terminated in accordance with its terms prior to the execution and delivery of the Definitive
                        Agreements, or any of the Definitive Agreements is terminated prior to the consummation of the transactions contemplated thereby, in each case, as a result of DLJMB's breach of such letter of intent or of such Definitive Agreement, as the case may be.

Registration Rights:    See Exhibit A attached.

Additional Terms:       See Exhibit A attached.

Placement Agent:        Credit Suisse First Boston Corporation.
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                             SENIOR DISCOUNT NOTES
                                   EXHIBIT A



Parties:                             The Issuer, Alchemy, the Buyers and any
                                     other stockholders of the Issuer

Equity Held by Parties to the        Series A Common Stock and Series B Common
Investors Agreement:                 Stock.  The Registration Rights to be
                                     included in the Investors Agreement and
                                     described below will also cover the Notes.

Drag-Along Rights:                   If Alchemy proposes to sell a majority (or
                                     more) of its shares of Series A Common
                                     Stock or other equity securities of the
                                     Issuer to any third party, Alchemy will
                                     have the right to require the Buyers to
                                     participate in such sale to such
                                     transferee on a pro rata basis (in respect of the Series A Common Stock and/or Series
                                     B Common Stock then held by them) on the same terms as Alchemy and any other sellers.

Tag-Along Rights:                    If Alchemy proposes to sell any shares of
                                     Series A Common Stock or other equity
                                     securities of the Issuer to any third
                                     party other than its "permitted
                                     transferees," the Buyers will have the
                                     right to participate in the sale.  If
                                     Tag-Along Rights apply, Alchemy will
                                     inform the Buyers of the terms and
                                     conditions of the proposed sale and offer each Buyer the opportunity to participate.
                                     From the date of the notice, each Buyer
                                     will have 15 days to respond with the
                                     number of shares, if any, it proposes to sell. If the number of shares that Alchemy and the Buyers propose to sell exceeds the number that can be sold on the terms and conditions proposed by the prospective purchaser, each Buyer who has exercised Tag-Along Rights will be entitled to sell up to its Tag-Along
                                     Portion of shares that such a person owns.
                                     "Tag-Along Portion" shall be defined as
                                     the number of shares that any Buyer holds
                                     (on a fully-diluted basis including
                                     convertible securities) multiplied by a
                                     fraction the numerator of which is the
                                     number of shares proposed to be sold by
                                     Alchemy and its permitted transferees in the transaction in question, and the denominator of which is the total number of shares (on a fully-diluted basis including convertible securities) held by the parties to the Investors Agreement.
                                     Alchemy and the Buyers may sell their
                                     shares on substantially the same terms and conditions set forth in the notice
                                     (subject to an increase in the amount of consideration of up to 10%) within 120 days of the date all Tag-Along Rights are waived, exercised or expire.

Registration Rights:                 At any time after the third anniversary
                                     date of the Investor Agreement, DLJMB will be entitled to request two demand registrations (each, a "Demand
                                     Registration") with respect to the Notes, the Series B Common Stock and/or the
                                     Series A Common Stock.  Upon DLJMB's
                                     request, the Issuer will effect a shelf
                                     registration statement of Series A Common
                                     Stock into which the Series B Common Stock is convertible. In addition, the Buyers will also be entitled to unlimited piggyback registration rights with respect to any other registration of Notes, the Series B Common Stock and/or the Series A
                                     Common Stock.  The Issuer will bear the
                                     costs and expenses of registration
                                     (including the costs and expenses of one counsel for the Buyers in respect of any Demand Registration) and will provide customary indemnities in connection therewith. The Issuer will use its reasonable best efforts to assist the holders of the Notes, the Series B Common
                                     Stock and/or the Series A Common Stock in the sale of any such securities made (i) pursuant to their registration rights set forth above or (ii) at any time in any Rule 144A transaction; provided that the Issuer shall only bear the costs and expenses of such sale to the extent set forth in the preceding sentence.
                                     Donaldson, Lufkin & Jenrette Securities
                                     Corporation ("DLJ"), or its successor, an affiliate of DLJMB, shall have the right to act as co-manager of any public offering by the Issuer so long as DLJ shall be the holder of at least 25% of the Initial Ownership.